Exhibit 10.1

November 2, 2017

Luke A. Pomilio

Address on file with the Company

Re:	Chief Financial Officer Transition

Dear Luke:

This letter confirms our recent discussions regarding your continued employment as Chief Financial Officer of CONMED Corporation (the “Company”) and your planned retirement. On behalf of the Board of Directors of the Company (the “Board”), I want to thank you for your years of leadership and your willingness to provide continued service as Chief Financial Officer and then in the role of Special Advisor.

•	Continued Service as Chief Financial Officer and Special Advisor: Your service as Executive Vice President – Finance and Chief Financial Officer (“CFO”) of the Company will continue until the date your successor to the position of CFO of the Company commences employment with the Company. After a successor commences employment, you will serve as a Special Advisor to the new CFO.

•	Compensation November 2, 2017 through March 15, 2018: During the period from November 1, 2017 through March 15, 2018, you will continue to receive your current salary and remain eligible to participate in the Company employee benefit plans and programs in which you currently participate. The execution of this letter will not affect your eligibility under the existing annual cash bonus plan for 2017, which will be paid when 2017 bonuses are generally paid to senior executives of the Company (but not later than March 15, 2018). For 2018, you will be eligible to receive an annual cash bonus based on a target amount equal to 65% of your existing annual salary based on your success in facilitating a smooth transition of the CFO position as determined within the discretion of the Compensation Committee based on the recommendation of the Chief Executive Officer. Any earned 2018 bonus will be pro-rated through March 15, 2018 and paid when 2018 bonuses are generally paid to senior executives of the Company (but not later than March 15, 2019).

•	Compensation March 16, 2018 through March 15, 2019: During the period from March 16, 2018 through March 15, 2019, you will be paid an annualized base salary equal to the sum of (1) $589,050 plus (2) one-point-five (1.5) multiplied by the average bonus amount you received in respect of your 2016 annual cash bonus and will receive for your 2017 annual cash bonus, paid on a monthly basis. You will remain eligible to participate in and receive benefits from the Company’s healthcare, dental and vision benefit plans and will be permitted to make contributions in the Company’s Benefits Restoration Plan and the Company’s Retirement Savings Plan (in both cases, without any Company match), and you will not be eligible to participate in or receive benefits under any other Company retirement, welfare or benefit plans. Without limiting the foregoing, the Company will not make matching or discretionary contributions to your accounts in either the Company’s Benefits Restoration Plan or the Company’s Retirement Savings Plan during this period. Your benefits under the Company Retirement Pension Plan will become payable in accordance with the plan terms.

•	Releases. In connection with the execution of this Letter Agreement, you agree to execute the release attached hereto as Annex A within 30 days after the date of this letter agreement. You also agree to execute a supplemental release and general waiver in a form acceptable to the Company (a “Release”) within 30 days after the Retirement Date but in no event earlier than the Retirement Date.

•	Retirement Date: Your service as an employee will end on March 15, 2019 (the “Retirement Date”). Following the Retirement Date, your employment with the Company will cease, although you will continue to make yourself available, as needed and upon request, for consultation through June 15, 2019.

•	Duties as Special Advisor. Your duties as Special Advisor will include supporting and providing guidance to the new Chief Financial Officer and his or her department and such other reasonable duties as may be assigned to you by the Chief Executive Officer. During this period, you will devote the appropriate business time and attention required to fulfill your service as Special Advisor which shall be no less than 50% of the average level of services you have provided to the Company in your capacity as Executive Vice President – Finance and CFO.

•	Equity Awards: Subject to your continued service as Special Advisor and compliance with the release requirements set forth above, your equity awards shall continue to vest through 2019 and remain subject to the terms of the applicable award agreements and the Company’s Amended and Restated 2015 Long-Term Incentive Plan (the “LTIP”). You acknowledge and agree that any equity awards with vesting dates scheduled to occur after 2019 will be forfeited.

•	Severance Entitlements: You waive any claim to receive payments or other benefits under the Company Executive Management Severance Plan or the CONMED Severance Plan. You further agree that your transition to the position of Special Advisor, the compensation and benefits changes that will occur on March 16, 2018 and any termination of employment thereafter will not entitle you to any benefits under the Company Executive Management Severance Plan or the CONMED Severance Plan.

Upon a termination of your employment as a result of your death or disability or by the Company for any reason, the Company will, subject to your (or your estate or beneficiary’s) execution and non-revocation of a supplemental Release within 30 days following the termination date, pay you the unpaid annual base salary you would have received between March 16, 2018 and March 15, 2019 (to the extent that any portion of such annual base salary has not been paid). This amount will be paid to you in a single lump sum within 30 days of such Release becoming effective, subject to the provisions of “Section 409A” set forth below.

•	COBRA Eligibility: Following the Retirement Date (or your earlier termination of employment with the Company), you will be entitled to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if applicable, for a period in accordance with the requirements under COBRA. You will be solely responsible for paying the full cost of the premiums for such COBRA coverage, and such coverage shall not be provided if during such period you are or become ineligible under the provisions of COBRA for continuing coverage.

•	Restrictive Covenants: In connection with your transition, you agree be bound by the covenants and provisions in Annex B, which apply during your employment with the Company and after your employment with the Company terminates for any reason. You acknowledge the potential restrictions on your future employment imposed by such covenants and provisions are reasonable in both duration and geographic scope and in all other respects.

•	Withholding Taxes: The Company shall withhold from all payments due to you (or your beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

•	Governing Law and Dispute Resolution: Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in New York by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect, with all terms of this Agreement to be governed exclusively by New York law, without regard to its conflicts of law principles. One arbitrator shall be selected by the Company, the other by you and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

•	Section 409A: The payments under this letter are not intended to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this letter in a manner intended to comply with Section 409A as applicable. If and to the extent that any payment under this letter is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death or a change in ownership or effective control within the meaning of Section 409A). To the extent applicable, each payment under this letter shall be treated as a separate payment for purposes of Section 409A.

* * *

Thank you again for your service.

CONMED Corporation

/s/ Heather L. Cohen

By: Heather L. Cohen Title: EVP – Human Resources

ACCEPTED AND AGREED:

/s/ Luke A. Pomilio

Luke A. Pomilio

ANNEX A

This Agreement (the “Agreement”) is entered into by and between CONMED Corporation (the “Company”) and Luke A. Pomilio (“Employee” or “You”) in full and complete settlement of all issues concerning Employee’s employment through the Effective Date (as defined herein). As used in this Agreement, the term “Company” shall include CONMED Corporation, its affiliates, subsidiaries (including Linvatec Corporation), successors and assigns, all of its current and former officers, directors, employees, and agents (in their individual and representative capacities).

WHEREAS, Employee acknowledges that he is knowingly and voluntarily entering into this Agreement and that by signing this Agreement he is receiving payment and/or other consideration from the Company to which he was not or would not otherwise be entitled.

NOW, THEREFORE, in consideration of the above premises and of the mutual agreement and undertakings hereinafter set forth in the November 1, 2017 Letter Agreement, the Company and Employee further agree as follows:

1.    Last Day of Employment. [Intentionally Omitted.]

2.    Company Property. [Intentionally Omitted.]

3.    Letter Agreement Benefits. In consideration for Employee’s execution of the November 1, 2017 Letter Agreement and the general releases contained herein, and without any other obligation to do so, the Company will provide Employee with the payments contemplated by the November 1, 2017 Letter Agreement, less applicable federal, state, local, and other legally required payroll deductions in accordance with the Company’s standard payroll practices (the “Letter Agreement Benefits”). Employee understands, acknowledges and agrees that if he did not execute this Agreement, he would receive less and different benefits.

4.    General Release of Claims. In consideration for the Letter Agreement Benefits, Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, Employee voluntarily, knowingly and willingly waives and releases, and promises never to assert, any and all claims that Employee has or might have against the Company, and/or its predecessors, successors, past, current and future parents, subsidiaries, related entities, officers, directors, shareholders, agents, partners, employees, successors or assigns, relating to any aspect of Employee’s employment, employment compensation, resignation or termination of employment, including any and all rights or claims of unlawful retaliation, discrimination or harassment on the basis of age, race, sex, marital status, disability, national origin, religion, or any other basis under federal, state, or local law. Those claims being released and discharged include, but are not limited to:

a.	claims arising under any other federal, state or local fair employment statute, code or ordinance, contract law;

b.	torts of all kinds including, but not limited to, negligence claims and fraudulent inducement to enter into this contract, misrepresentation, negligent or otherwise, fraud, defamation, slander, libel, duress, fraudulent inducement, workers’ compensation retaliation, interference with an advantageous business relationship, negligent employment, including negligent hiring, negligent retention and negligent supervision; claims of breach of contract, whether actual or implied, written or oral; promissory estoppel, quantum merit or the like, and any and all claims for attorneys’ fees, any federal, state and local statutory or common law;

c.	claims for personal, bodily or emotional injury and monetary loss, without limitation, relating to any workers’ compensations laws, tort, contract (express or implied), or any other common law theory; all claims for retaliation or discrimination of any type; and all claims for employment-related benefits of any type and any and all rights or claims to attorneys’ fees;

d.	claims of any violation of any pension or welfare plans or any other benefit plan or arrangement, including, without limitation, any claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) [29 U.S.C. Sections 1001-1461], as amended, including claims for breach of fiduciary duty under ERISA;

e.	claims under the Fair Housing Act [42 U.S.C. Section 3604 et. seq.], as amended; Title IX of the Education Amendments of 1972 [20 U.S.C. Sections 1681 et. seq.], as amended; the Federal False Claims Act [18 U.S.C. Sections 287, et seq.], as amended (“FFCA”); the Program Fraud Civil Remedies Act [38 C.F.R. 42.1, et seq.], as amended (“PFCRA”); the Fair Credit Reporting Act, as amended (“FCRA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 [38 U.S.C. Sections 4301-4333], as amended (“USERRA”); the National Labor Relations Act [29 U.S.C. Sections 151-169], as amended (“NLRA”); the Worker Adjustment and Retraining Notification Act [29 U.S.C. Sections 2101 et seq.], as amended (“WARN”); the Occupational Safety and Health Act [29 U.S.C. Sections 651-678], as amended (“OSHA”); the Fair Labor Standards Act [29 U.S.C. Sections 201-219], as amended (“FLSA”);

f.

claims or rights under state and federal whistleblower legislation including the Consolidated Omnibus Budget Reconciliation Act of 1985 [Pub. L. 99-509], as amended (“COBRA”); the Sarbanes-Oxley Act of 2002 15 U.S.C. § 7201, et seq.; (“S-OA”); the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); the Family and Medical Leave Act [29 U.S.C. Sections 2601-2654], as amended (“FMLA”); the Congressional Accountability Act of 1995 [2 U.S.C. Sections 1311-1317], as amended; the Age Discrimination in Employment Act [29 U.S.C. § 621 et seq.] (“ADEA”), as amended; the Americans with Disabilities Act [42 U.S.C. Sections 12101-12213], as amended (“ADA”); the ADA Amendments Act of 2008 (“ADAAA”); the Rehabilitation Act of 1973 [29 U.S.C. Section 791, et. seq.], as amended; the Employee Polygraph Protection Act of 1988 [29 U.S.C. Sections 2001, et. seq.], as amended (“PPA”); the Internal Revenue Code [Title 26, U.S.C.], as amended (“IRC”); the Equal Pay Act [29 U.S.C. Section 206(d)], as amended (“EPA”); the Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964 [42 U.S.C. Sections 2000e-2000e-17], as amended (“CRA”); the Civil Rights Act of 1991; Elliott-Larsen Civil Rights Act, as amended; the Revised Statutes [42 U.S.C. Sections 1981, 1983 or 1985], as amended;

g.	claims under the Florida Civil Human Rights Act [Fla. Stat. Ann. Sections 760.01 et seq.], as amended; The AIDS Act [Fla. Stat. Ann. Sections 760.50 et seq.]; Florida Wage Discrimination Law [Fla. Stat. Ann. Section 725.07], as amended; Florida False Claims Act [Fla. Stat. Ann. Sections 68.081 et seq.]; the Florida Minimum Wage Act; Whistleblower’s Act [Fla. Stat. Ann. Sections 112.3187 et seq.]; Wage Payment Laws [Fla. Stat. Ann. Sections 448.109 to 448.110]; worker’s compensation retaliation;

h.	claims under the New York Labor Law, New York State Human Rights Law [N.Y. Exec. Law §§ 296, et. seq.]; New York City Commission on Human Rights Law [NYC Code § 8-101]; New York Equal Pay Law [N.Y. Lab. Law § 194]; New York Equal Rights Law [N.Y. Civ. Rights Law § 40]; New York Off-duty Conduct Lawful Activities Discrimination Law [N.Y. Lab. Law. § 201-d]; New York Minimum Wage Act [N.Y. Lab. Law §§ 650 to 665]; New York Wage and Hour Law [N.Y. Lab. Law §§ 190, et seq.]; New York Whistleblower Statute [N.Y. Lab. Law § 740]; New York Workers’ Adjustment and Retraining Notification Acts, as amended (the New York “Warn” Laws) [N.Y. Lab. Art. 25-A, §§ 860A to 860I];

i.	claims for severance payments or other benefits pursuant to the CONMED Executive Management Severance Plan and the CONMED Severance Plan;

j.	Employee specifically acknowledges and agrees that he is waiving on behalf of himself and his attorneys’ all claims for fees and expenses and court costs. Employee is also waiving his right to recover in his own lawsuit, as well as the right to recover in a suit brought by any other entity or person on Employee’s behalf. Employee is not waiving any rights or claims which may arise after the date Employee signs this agreement.

k.	Exclusions. Excluded from the general releases above (“General Release”) are any claims or rights which cannot be waived by law. This Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving your right to recover money in connection with such a charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal state or local agency provided that you do not waive, and this letter shall not be read as requiring you to waive, any right you may have to receive an award for information provided to any governmental entity.

5.    COBRA. [Not applicable at this time]

6.    Breach of Agreement by Employee. In the event that Employee breaches any of his obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all of the benefits paid under the Letter Agreement and to obtain all other relief provided in law or equity.

7.    Savings Clause. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions nonetheless shall remain fully valid and enforceable.

8.    Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company, other than the employment agreement signed by Employee at the time of hire, the Letter Agreement, and any supplemental release required thereunder and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement other than the Letter Agreement. By countersigning this Agreement Employee acknowledges that in doing so he have not relied upon any representation or statement not set forth in this Agreement made by myself or any other representative of the Company, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than in the Letter Agreement.

9.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without application of choice of law principles, except to the extent federal law controls. Subject to the Arbitration provisions of Paragraph 10 below, any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York, and all parties agree to be subject to the personal jurisdiction of the courts in and for that state.

10.    Arbitration. Any dispute or claim that arises out of or that relates to this Agreement, or to the existence, scope, or validity of this Agreement or the Letter Agreement, or that relates to the breach of this Agreement or the Letter Agreement, or that arises out of or that is based upon the employment relationship (including any wage claim, any claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination, sexual harassment, or civil rights, age, or disabilities), including tort claims (except a tort that is a “compensable injury” under Workers’ Compensation Law), or a dispute between you and the Company that arose/arises before, during, or after employment, shall be resolved exclusively by arbitration in New York by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Company, the other by you and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

11.    Age Discrimination Release Notification. You acknowledge that as part of this Agreement You are releasing and waiving all charges, claims, and complaints under the Age Discrimination in Employment Act (“ADEA”) and you are agreeing not to sue the Released Parties in connection with any of Your rights under the ADEA. In order for you to waive Your ADEA rights through this Agreement, pursuant to the requirements of 29 U.S.C. §626, You acknowledge and agree that:

a.	You knowingly and voluntarily execute this Agreement and release, waive, and agree not to sue Released Parties; and

b.	the release, waiver and agreement not to sue includes settlement of any allegation of age discrimination arising under the ADEA; and

c.	the release, waiver, and agreement not to sue includes all claims under the ADEA arising up to and including the date of execution of this release, but not claims occurring thereafter; and

d.	You have been advised to consult with an attorney concerning Your rights and obligations under the release, waiver, and agreement not to sue and before signing this Agreement; and

e.	this Agreement is written in a manner that You can understand, and You have fully considered the terms and conditions of this Agreement; and

f.	You are not releasing or waiving any rights that You are prohibited by law, rule, or regulation from releasing or waiving; and

g.	You have been given a reasonable period of time following your receipt of this Agreement to consider this Agreement before executing it, and that you may accept and sign this Agreement before expiration of the twenty-one (21) day time period following your receipt of this Agreement, but you are not required to do so by the Company; and

h.	You understand that after signing this Agreement, you may revoke your acceptance within seven (7) days by providing written notice of revocation to the EVP of HR at 525 French Road, Utica, New York 13502. This Agreement will become effective on the eighth (8th) day following your signature (the “Effective Date”).

TO THE EMPLOYEE: THIS IS AN IMPORTANT DOCUMENT. WHEN YOU SIGN THIS AGREEMENT, YOU ARE WAIVING CERTAIN RIGHTS THAT YOU HAVE UNDER STATE AND FEDERAL EMPLOYMENT LAWS. YOU MAY DESIRE TO CONSULT WITH A LAWYER BEFORE SIGNING THIS DOCUMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement.

CONMED Corporation

/s/ Heather L. Cohen

By: Heather L. Cohen Title: Executive Vice President – Human Resources

ACCEPTED AND AGREED:

/s/ Luke A. Pomilio
Luke A. Pomilio

Annex B

To protect the confidential information and other trade secrets of the Company, you agree that:

•	Covenant not to Solicit. During your employment with the Company and for a period of 12 months thereafter, you will not: (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii) Solicit anyone who is then an employee of the Company to resign from the Company or to apply for or accept employment with any other business or enterprise except pursuant to a general solicitation of employment which is not directed specifically to any such employees.

•	Covenant not to Compete. During your employment with the Company and for a period of 12 months thereafter, you will not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, or in any other manner be involved with, any Competitive Enterprise. Notwithstanding the foregoing, you will not be prohibited from passively owning less than 1% of the securities of any publicly-traded corporation. You agree that the covenants contained in this bullet are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

•	Covenant not to Disparage: During your employment with the Company and thereafter, you will not make any statement that would libel, slander or disparage the Company, any of its subsidiaries or their respective past or present officers, directors, employees or agents. Nothing herein shall prevent you from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that you will provide the Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to the Company is prohibited under applicable law. Notwithstanding anything to the contrary in this letter or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in connection with any charge, complaint or lawsuit filed by you or anyone else on your behalf (whether involving a governmental entity or not); provided that you do not waive, and this letter shall not be read as requiring you to waive, any right you may have to receive an award for information provided to any governmental entity.

•

Confidentiality: During your employment and thereafter, you will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which will have been obtained by you during your employment by the Company and which is not generally available public knowledge. Except as may be required or appropriate in connection with your carrying out your duties you will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case you will use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

The following terms used in this Annex B have the meanings indicated below:

•	“Client” means any client or prospective client of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

•	“Competitive Enterprise” means (i) any business competing with the businesses of the Company or any of its subsidiaries, or (ii) any business in which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its subsidiaries during the six-month period immediately preceding the date of your termination of employment.

•	“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

It is the intent and desire of the parties that the restrictive provisions of this Annex B be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Annex B is determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party, to delete the portion determined to be invalid or unenforceable (such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made). Your obligations under this Annex B shall survive the termination of your employment with the Company.